EXHIBIT 12

                       Ratio of Earnings to Fixed Charges

                          (continuing operations only)
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(in 000's)
                          1996     1995     1994      1993    1992

Income from continuing   $43,622 $85,354   $59,609  $48,998  $35,536
operations

Add:  provision for           13     2       17,                      14,225         10,317
income taxes             ,401    4,781     306
                           57      110       76,                      63,223         45,853
                         ,023    ,135      915

Fixed charges:
  Interest                                     3                       9,270          9,365
                         9,503   9,870     ,834
  Interest factor                              4                       3,626          2,960
portion of rentals       4,182   3,799     ,038

  Total fixed charges      13       13         7                      12,896         12,325
                         ,685    ,669      ,872

Earnings before income
taxes                    $70,708 $123,804  $84,787  $76,119  $58,178
  and fixed charges

Ratio of earnings to      5.17     9.06     10.77     5.90    4.72
fixed charges



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